As filed with the Securities and Exchange Commission on April 24, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Health In Tech, Inc.

(Exact name of registrant as specified in its charter)

Nevada	87-3545722
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

701 S. Colorado Ave, Suite 1
Stuart, FL 34994Telephone: 888-373-0333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tim Johnson
Chief Executive Officer
c/o Health In Tech, Inc.
701 S. Colorado Ave, Suite 1
Stuart, FL 34994

Telephone: 888-373-0333

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.
Alexandria Kane, Esq.

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
(212) 407-4000 (telephone number)
(212) 407-4990 (facsimile number)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, dated April 24, 2026.

Health In Tech, Inc.

5,600,000 Shares of

Class A Common Stock

Offered by the Selling Stockholders

This prospectus relates to the proposed resale or other disposition of up to 5,600,000 shares of Class A common stock, $0.001 par value per share (“Class A Common Stock”), of Health In Tech, Inc. by the selling stockholders identified in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our Class A Common Stock by the selling stockholders.

The selling stockholders or their permitted pledgees, assignees or successors-in-interest may offer and sell the securities described in this prospectus and any prospectus supplement from time to time, together or separately, to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our Class A Common Stock is listed on the Nasdaq Capital Market under the symbol “HIT”. On April 23, 2026, the last reported sale price of our Class A Common Stock on the Nasdaq Capital Market was $1.51 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the selling stockholders may sell securities from time to time and in one or more offerings up to 5,600,000 shares of Class A Common Stock as described in this prospectus. Each time that the selling stockholders offer and sell securities, the selling stockholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Health In Tech,” “HIT,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Health In Tech, Inc., a Nevada corporation, and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

“Health In Tech®,” “HIT®,” “HI Card®,” “SMR®,” “eDIYBS®” and our logo are some of our trademarks and tradenames used in this prospectus and the documents incorporated by reference in this prospectus. This prospectus and the documents incorporated by reference in this prospectus may also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus and the documents incorporated by reference in this prospectus may appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.healthintech.com. The information on, or accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 25, 2026.

●	Our Current Report on Form 8-K (excluding any portions thereof that are deemed to be furnished and not filed) filed with the SEC on March 26, 2026.

●	The description of our Class A Common Stock incorporated by reference in our Registration Statement on Form 8-A, filed with the SEC on December 19, 2024, and any amendment or report filed with the SEC for the purpose of updating the description and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

HEALTH IN TECH, INC.

701 S. Colorado Ave, Suite 1
Stuart, FL 34994

Telephone: 888-373-0333

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Health in Tech (“HIT”) is an AI-enabled insurance technology platform company which offers a marketplace that improves processes in the healthcare industry through vertical integration, process simplification, and automation. By removing friction and complexities, we streamline the underwriting, sales, and service process for insurance companies, licensed brokers, managing general underwriters (“MGUs”) and third-party administrators (“TPAs”). Health In Tech’s platform serves as a marketplace for brokers, TPAs, MGUs and carriers to access self-funded health insurance for employers, providing functions including customized self-funded health plans, bindable stop-loss quotes, AI-enabled underwriting, claims administration and reporting integration.

We were incorporated in Nevada in November 2021. Our principal executive office is located at 701 S. Colorado Ave, Suite 1, Stuart, FL 34994, and our phone number is 888-373-0333. In September 2013, our founder, Tim Johnson, established International Captive Exchange, LLC, an Iowa limited liability company, which as of November 2021 is our wholly-owned subsidiary. In March 2022, International Captive Exchange merged with DIYBS, LLC, an Iowa limited liability company, with International Captive Exchange surviving the merger. In December 2014, our founder, Tim Johnson, established Stone Mountain Risk, LLC, an Iowa limited liability company, which as of November 2021, is a wholly owned subsidiary of HIT. In March 2017, Mr. Johnson, established HI Card LLC, an Iowa limited liability company which as of November 2021, is a wholly owned subsidiary of HIT.

Our website address is www.healthintech.com. The information contained on our website is not a part of this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus. We have included our website address as an inactive textual reference only.

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, as described under the caption “Where You Can Find More Information; Incorporation by Reference” on page 2 of this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors below, as well as those risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Cautionary Note Regarding Forward Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Risks Related to this Offering by the Selling Stockholders

We will not receive any proceeds from the sale by the selling stockholders of the shares of Class A Common Stock covered by this prospectus.

We are registering the shares of Class A Common Stock that were issued by us to the selling stockholders in the PIPE Offering to permit the resale of these shares of Class A Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A Common Stock registered hereby.

The sale of a substantial amount of our Class A Common Stock by the selling stockholders in the public market could adversely affect the prevailing market price of our Class A Common Stock.

The sale of a substantial number of shares of our Class A Common Stock in the public market by the selling stockholders, or the perception that such sales may occur, could materially and adversely affect the market price of our Class A Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

We are registering for resale from time to time up to 5,600,000 shares of our Class A Common Stock acquired by the selling stockholders in the PIPE Offering, which is a significant number of shares compared to our current number of total shares of Class A Common Stock issued and outstanding. Sales of substantial amounts of shares of our Class A Common Stock in the public market, or the perception that such sales might occur, could materially and adversely affect the market price of our Class A Common Stock. The resale of these shares into the market could result in increased volatility and downward pressure on the trading price of our Class A Common Stock. Additionally, the selling stockholders may sell their shares at any price and at any time, which could cause our share price to fluctuate and make it more difficult for us to raise additional capital or for investors to sell their shares at favorable prices. We cannot predict if and when selling stockholders may sell such shares of our Class A Common Stock in the public markets. Furthermore, in the future, we may issue additional shares of our Class A Common Stock or other securities convertible into shares of our Class A Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause the market price of our securities to decline.

Certain existing securityholders purchased our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in us may not experience a similar rate of return.

Certain of our securityholders, including the selling stockholders named in this prospectus, acquired our securities at prices below the current trading price of our Class A Common Stock and may experience a positive rate of return. While some of the selling stockholders may experience a positive rate of return based on the current trading price of our Class A Common Stock, public securityholders may not experience a similar rate of return on such securities due to differences in the purchase price they paid and the trading price at the time of sale and may instead experience a negative rate of return on their investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Class A Common Stock in this offering. The selling stockholders will receive all of the proceeds from this offering.

The selling stockholders will pay any underwriting discounts, selling commissions and stock transfer taxes or any other expenses incurred by the selling stockholders in connection with the sales of shares of our Class A Common Stock under this prospectus. We will bear all other costs, fees and expenses incurred in filing the effective registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, certain fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock registered under Section 12 of the Exchange Act and the material provisions of our second amended and restated articles of incorporation (our “Articles of Incorporation”), our third amended and restated bylaws (our “Bylaws”), certain provisions of Nevada law under the Nevada Revised Statutes (“NRS”) and the Securities Purchase Agreement and the Registration Rights Agreement, each dated March 25, 2026, to which we and the selling stockholders are parties. The description is a summary, does not purport to be complete and is subject to and qualified in its entirety by reference to Nevada law and to our Articles of Incorporation and our Bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (our “2025 Annual Report”), and to the Securities Purchase Agreement and the Registration Rights Agreement, copies of which are filed as exhibits to our Current Report on Form 8-K filed with the SEC on March 26, 2026, each of which is incorporated by reference herein.

As used herein, the terms “Company,” “we,” “our” and “us” refer to Health In Tech, Inc., a Nevada corporation.

Authorized Capitalization

Pursuant to our Articles of Incorporation, we have three classes of stock: (1) Class A Common Stock; (2) Class B common stock, $0.001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and (3) Series A preferred stock, $0.001 par value per share (“Series A Preferred Stock”).

The total number of shares of stock that we have authority to issue is 220,000,000, consisting of 150,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock, and 20,000,000 shares of Series A Preferred Stock.

Class A Common Stock and Class B Common Stock

Our Articles of Incorporation provide for two classes of Common Stock: Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share and have certain rights to convert into, and under certain circumstances may be converted into, shares of Class A Common Stock on a one-for-one basis (subject to adjustment). Except as otherwise expressly provided in our Articles of Incorporation or as required by law, the holders of Series A Preferred Stock, the holders of Class A Common Stock, and the holders of Class B Common Stock vote together and not as separate classes. Except for the number of votes per share attributable to the Series A Preferred Stock and the Common Stock, there is no difference in voting rights or powers conferred by the Series A Preferred Stock and Common Stock; provided that, holders of Series A Preferred Stock have certain voting protections as set forth under “Series A Preferred Stock — Voting” below.

Our Articles of Incorporation provide for optional conversion of the Class B Common Stock as described in our Articles of Incorporation. The holders of outstanding shares of Class A Common Stock and Class B Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our board of directors (“Board of Directors”) from time to time may determine, subject to the prior dividend rights of the Series A Preferred Stock. Our Class A Common Stock and Class B Common Stock are not entitled to pre-emptive rights and are not subject to redemption. Our Class A Common Stock is not subject to conversion. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our Class A Common Stock and Class B Common Stock after payment of liquidation preferences to the holders of Series A Preferred Stock, if any, on any outstanding payment of other claims of creditors (see “Series A Preferred Stock — Liquidation Rights” below for additional information on liquidation preferences). The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any other series of preferred stock that we may designate and issue in the future.

Series A Preferred Stock

Dividends

In any calendar year, the holders of outstanding shares of Series A Preferred Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the dividend rate specified for such shares of Series A Preferred Stock payable in preference and priority to any declaration or payment of any distribution on our Common Stock in such calendar year. No distributions will be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated in the Articles of Incorporation and all declared dividends on the Series A Preferred Stock have been paid or set aside for payment to the Series A Preferred Stockholders. The right to receive dividends on shares of Series A Preferred Stock are not cumulative, and no right to dividends accrue to holders of Series A Preferred Stock by reason of the fact that dividends on the shares are not declared or paid. Payment of any dividends to the holders of Series A Preferred Stock will be on a pro rata, pari passu basis in proportion to the dividend rates for Series A Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Stock by reason of their ownership of such stock, an amount for each share of Series A Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for such share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A Preferred Stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts pursuant to the liquidation rights, then the entire assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

Right to Convert

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into one share of Class A Common Stock.

Automatic Conversion

Each share of Series A Preferred Stock automatically converts into a share of Class A Common Stock at the then-effective conversion ratio for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock (whether Class A Common Stock, Class B Common Stock, or both), or (ii) upon the receipt by us of a written request for such conversion from the holders of a majority of the Series A Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests.

Voting

Each share of Series A Preferred Stock shall be a voting share with each share of Series A Preferred Stock having one (1) vote.

Approval of the holders of more than 50% of the outstanding shares of the Series A Preferred Stock is required to approve any of the following: (a) amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Company (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock; (b) increase or decrease the authorized number of shares of Series A Preferred Stock; (c) authorize or create or issue any new class or series of equity security having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with any series of Series A Preferred Stock or having voting rights other than those granted to the Series A Preferred Stock generally; (d) enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company; (e) authorize a merger, acquisition or sale of substantially all of our assets or any of our subsidiaries; (f) voluntarily liquidate or dissolve; or (g) amend any of these requirements in our Articles of Incorporation.

Form S-3 Registration Rights

On March 25, 2026, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the selling stockholders relating to a private investment in public equity financing (the “PIPE Offering”) for an aggregate of 5,600,000 shares (the “Shares”) of our Class A Common Stock. In connection with the PIPE Offering, we also entered into a placement agency agreement of even date (the “Placement Agency Agreement”) with Craig-Hallum Capital Group LLC, as the sole placement agent (“Craig-Hallum”), pursuant to which Craig-Hallum agreed to serve as the Company’s placement agent in connection with the PIPE Offering. The gross proceeds to the Company from the PIPE Offering, which closed on March 27, 2026, were approximately $7.0 million before deducting placement agent fees and estimated offering expenses payable by the Company.

In connection with entry into the Securities Purchase Agreement, the Company entered into a registration rights agreement, dated as of March 25, 2026 (the “Registration Rights Agreement”), with each selling stockholder. This registration statement on Form S-3 is being filed pursuant to the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, and subject to certain exceptions contained therein, the Company is required to file a resale registration statement on Form S-3 (or Form S-1 if we are not then eligible to use Form S-3) (such registration statement, the “Registration Statement”) with the SEC to register the Shares for resale within thirty (30) calendar days of the date of the Registration Rights Agreement, to use its commercially reasonable efforts to have such Registration Statement declared effective within the time period set forth in the Registration Rights Agreement, and to keep the Registration Statement effective until the date that all Shares covered by the Registration Statement (i) have been sold, thereunder or pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. We will pay the registration expenses (other than underwriting discounts and commissions and certain other expenses) of the selling stockholders of the Shares registered pursuant to the registration rights described above.

The Securities Purchase Agreement and the Registration Rights Agreement contain representations, warranties, covenants, indemnification and other provisions customary for transactions of this nature. The representations, warranties, covenants and agreements contained in the Securities Purchase Agreement and the Registration Rights Agreement reflect negotiations between the parties to the Securities Purchase Agreement and the Registration Rights Agreement and are not intended as statements of fact to be relied upon by stockholders, or any individual or other entity other than the parties. In particular, the representations, warranties, covenants and agreements in the Purchase Agreement and the Registration Rights Agreement may be subject to limitations agreed by the parties, including having been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Securities Purchase Agreement and Registration Rights Agreement, and having been made for purposes of allocating risk among the parties rather than establishing matters of fact. In addition, the parties may apply standards of materiality in a way that is different from what may be viewed as material by investors. As such, the representations and warranties in the Securities Purchase Agreement and the Registration Rights Agreement may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Securities Purchase Agreement and the Registration Rights Agreement, and unless required by applicable law, the Company undertakes no obligation to update such information.

Anti-Takeover Effects of Provisions of our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions or transactions that some stockholders may favor.

Authorized but Unissued Shares. The authorized but unissued shares of Common Stock and Series A Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Series A Preferred Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Bylaws require, unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim, (a) brought in the name or right of our company or on our behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of our company to us or our stockholders; (c) arising or asserting a claim pursuant to any provision of Chapters 78 or 92A of the NRS or any provision of our Articles of Incorporation or Bylaws; (d) to interpret, apply, enforce or determine the validity of our Articles of Incorporation or Bylaws; or (e) asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, our Bylaws provide that this exclusive provision forum will not apply to suits arising under (i) the Exchange Act or any other claim for which federal courts have exclusive jurisdiction and (ii) the Securities Act, as to which the Eighth Judicial District Court of Clark County, Nevada and the federal district court for the District of Nevada shall have concurrent jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, a court (either in the State of Nevada or otherwise) may determine that this provision is unenforceable or inapplicable to a particular claim due to choice-of-law considerations. To the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors.

Amendment of Articles of Incorporation or Bylaws. Nevada law provides generally that a resolution of a corporation’s board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that a corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. Our Articles of Incorporation provide that they may be amended by our Board of Directors, in the manner now or hereafter prescribed by statute. Our Bylaws provide that they may be amended or repealed by the affirmative vote of a majority of our Board of Directors.

Anti-Takeover Effects of Nevada Law

The State of Nevada, where we are incorporated, has enacted statutes that could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. We have not opted out of these statutes.

Business Combinations. The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of four years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after becoming an interested stockholder if:

●	the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

●	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

Control Share Acquisitions. The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval from the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within ten days of the acquisition to provide that the “control share” statute does not apply to the corporation or to the types of existing or future stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds, become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights. Our Articles of Incorporation and Bylaws do not exempt our Common Stock from the control share acquisition act.

At this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

Dissenters’ Rights of Appraisal and Payment

Under Nevada law, with certain exceptions, as long as shares of our Class A Common Stock are traded on the Nasdaq Capital Market, holders of shares of our Class A Common Stock will not have dissenters’ rights to payment of an appraised fair market value for such shares in connection with a plan of merger, conversion, or exchange unless such action requires holders of a class or series of shares to accept for such shares anything other than cash, certain publicly traded shares or securities of certain investment companies redeemable at the option of the holder. To the extent that dissenters’ rights may be available under Nevada law, stockholders who properly request and perfect such rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Nevada Court.

Stockholders’ Derivative Actions

Under Nevada law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action was a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Nevada Court.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Transhare Corporation. The transfer agent and registrar’s address is Bayside Center 1, 17755 US Highway 19 N., Suite 140, Clearwater, FL 33764.

National Securities Exchange Listing

Our Class A Common Stock is listed on the Nasdaq Capital Market under the symbol “HIT.”

SELLING STOCKHOLDERS

The selling stockholders listed below and their permitted transferees, pledgees or other successors may from time to time offer the shares of our Class A Common Stock offered by this prospectus. The table below sets forth information with respect to the beneficial ownership of our Class A Common Stock for each of the selling stockholders.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

The selling stockholders originally acquired the aggregate of 5,600,000 shares of our Class A Common Stock included in this prospectus in the PIPE Offering pursuant to the Securities Purchase Agreement, dated as of March 25, 2026, among us and the selling stockholders. We are registering the above-referenced shares of our Class A Common Stock pursuant to our undertaking in the related Registration Rights Agreement to permit the selling stockholders and their pledgees, transferees or other successors-in-interest that receive its shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” below.

The information set forth below is based upon information obtained from the selling stockholders and upon information in our possession regarding the issuance of shares of Class A Common Stock to the selling stockholders in connection with the private placement. The number of shares of Class A Common Stock outstanding and percentage of beneficial ownership before this offering set forth below is computed on the basis of 53,829,562 shares of our Class A Common Stock issued and outstanding as of April 24, 2026. Shares of our Class A Common Stock that a person has the right to acquire within 60 days of April 24, 2026 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

The selling stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, shares of our Class A Common Stock in transactions exempt from the registration requirements of the Securities Act, or in the open market after the date on which they provided the information set forth in the table below.

Information about additional selling stockholders, if any, including their identities and the number of shares of our Class A Common Stock to be registered on their behalf, may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus, if and when necessary.

	Shares Owned		Maximum Number of Shares That	Shares Owned
	Prior to the Offering(1)		May be Offered	After the Offering(2)
Name of Selling Stockholder	Number of Shares	Percentage*	Pursuant to This Prospectus	Number of Shares	Percentage*
Columbus Capital Partners, L.P.(3)	200,000	-%	200,000	-	-%
John O’Brien(4)	40,000	-%	40,000	-	-%
Kevin Harris(5)	60,000	-%	60,000	-	-%
Mink Brook Partners LP(6)	800,000	1.49%	800,000	-	-%
William F. Hartfiel III(7)	100,000	-%	100,000	-	-%
Alice W Lytton Family LLC(8)	800,000	1.49%	800,000	-	-%
Lytton-Kambara Foundation(9)	2,400,000	4.46%	2,400,000	-	-%
Whetstone Capital LP(10)	800,000	1.49%	800,000	-	-%
CVI Investments, Inc., By: Heights Capital Management, Inc., its authorized agent(11)	400,000	-%	400,000	-	-%

*	Represents less than 1% of the total aggregate amount of our Class A Common Stock.

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power.
(2)	Assumes that all shares being registered in this prospectus are resold to third parties and that the selling stockholder sells all shares of Class A Common Stock registered under this prospectus held by it.
(3)	The address of the selling stockholder is 301 E Strawberry Drive, Mill Valley, CA 94941, Attn: Matthew Ockner, Managing Member of Columbus Capital Management, LLC, General Partner.
(4)	The selling stockholder is affiliated with Craig-Hallum, a registered broker-dealer which acted as the Company’s sole placement agent in connection with the PIPE Offering through which the shares of Class A Common Stock registered under this prospectus were originally issued. The selling stockholder acquired the shares of Class A Common Stock in the ordinary course of business and, at the time such shares were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such shares. The address of the selling stockholder is c/o Craig-Hallum Capital Group LLC, 323 North Washington Ave., Suite 300, Minneapolis, MN 55401.
(5)	The selling stockholder is affiliated with Craig-Hallum, a registered broker-dealer which acted as the Company’s sole placement agent in connection with the PIPE Offering through which the shares of Class A Common Stock registered under this prospectus were originally issued. The selling stockholder acquired the shares of Class A Common Stock in the ordinary course of business and, at the time such shares were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such shares. The address of the selling stockholder is c/o Craig-Hallum Capital Group LLC, 323 North Washington Ave., Suite 300, Minneapolis, MN 55401.
(6)	The address of the selling stockholder is 201 Summa Street, West Palm Beach, FL 33405, Attn: William Mueller, Managing Member, Mink Brook Capital GP LLC.
(7)	The selling stockholder is affiliated with Craig-Hallum, a registered broker-dealer which acted as the Company’s sole placement agent in connection with the PIPE Offering through which the shares of Class A Common Stock registered under this prospectus were originally issued. The selling stockholder acquired the shares of Class A Common Stock in the ordinary course of business and, at the time such shares were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such shares. The address of the selling stockholder is c/o Craig-Hallum Capital Group LLC, 323 North Washington Ave., Suite 300, Minneapolis, MN 55401.
(8)	The address of the selling stockholder is 467 Central Park West 17-A, New York, NY 10025, Attn: Laurence Lytton, Managing Partner.
(9)	The address of the selling stockholder is 467 Central Park West 17-A, New York, NY 10025, Attn: Laurence Lytton, President.
(10)	The address of the selling stockholder is 2001 Shawnee Mission Parkway, Suite 200, Mission Woods, KS 66205, Attn: Andrew Carlson, Investment Partner.
(11)	The address of the selling stockholder is Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111, Attn: Martin Kobinger, President.

PLAN OF DISTRIBUTION

We are registering the shares of our Class A Common Stock issued to the selling stockholders to permit the resale of such shares by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A Common Stock. Based on representations to us in the purchase agreement for the private placement, none of the purchasers had agreements or understandings, directly or indirectly, with any person to distribute the shares, and purchased them in the ordinary course for investment purposes.

The selling stockholders and any of their respective permitted transferees, donees, pledgees or other successors-in-interest may, from time to time, sell all or a portion of the shares of Class A Common Stock beneficially owned by the selling stockholders and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a prospectus supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the selling stockholders’ selling costs incurred pursuant to any available method provided hereunder for selling securities.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of Class A Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

Carlile Patchen & Murphy LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Health In Tech, Inc.

EXPERTS

The financial statements of Health In Tech, Inc. incorporated by reference in this prospectus, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate (other than the SEC registration fee and FINRA filing fee) of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$1,137
Printing expenses		$(1)
Legal fees and expenses		$(1)
Accounting fees and expenses		$(1)
Blue Sky, qualification fees and expenses		$(1)
Transfer agent fees and expenses		$(1)
Trustee fees and expenses		$(1)
Warrant agent fees and expenses		$(1)
Miscellaneous		$(1)
Total		$(1)

(1)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes (the “NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation and Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

●	We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director; and

●	We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 16. Exhibits

Exhibit		Incorporated by Reference			Filed
Number	Exhibit Description	Form	Date	Number	Herewith

3.1	Second Amended and Restated Certificate of Incorporation of Health In Tech, Inc.	10-K	3/25/2026	3.1

3.2	Third Amended and Restated Bylaws of Health In Tech, Inc.	10-K	3/25/2026	3.2

4.1	Description of Securities	10-K	3/25/2026	4.1

4.2	Securities Purchase Agreement, dated as of March 25, 2026, by and among Health In Tech, Inc. and certain securityholders of Health In Tech, Inc.	8-K	3/26/2026	10.1

4.3	Registration Rights Agreement, dated as of March 25, 2026, by and among Health In Tech, Inc. and certain securityholders of Health In Tech, Inc.	8-K	3/26/2026	10.2

5.1	Opinion of Carlile Patchen & Murphy LLP				X

23.1	Consent of Carlile Patchen & Murphy LLP (included in Exhibit 5.1)				X

23.2	Consent of MaloneBailey, LLP, independent registered public accounting firm				X

24.1	Powers of Attorney (incorporated by reference to the signature page hereto)				X

107.1	Fee Table Exhibit				X

*	To be filed by amendment or incorporated by reference in connection with the offering of the securities.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the Securities Act);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the Securities Act (“Rule 424(b)”) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B under the Securities Act (“Rule 430B”) relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart, State of Florida, on April 24, 2026.

HEALTH IN TECH, INC.

By:	/s/ Tim Johnson
Name: Tim Johnson
Title: Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tim Johnson and Julia (Linlin) Qian, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Tim Johnson	Chairman and Chief Executive Officer and Director	April 24, 2026
Tim Johnson	(Principal Executive Officer)

/s/ Julia (Linlin) Qian	Chief Financial Officer and Director	April 24, 2026
Julia (Linlin) Qian	(Principal Financial and Accounting Officer)

/s/ William D. Howard	Director	April 24, 2026
William D. Howard

/s/ Sanjay Shrestha	Director	April 24, 2026
Sanjay Shrestha

/s/ Timothy Hayes	Director	April 24, 2026
Timothy Hayes